BLACKSKY REPORTS SECOND QUARTER 2022 RESULTS
Revenue up 105% Compared to Prior Year Quarter
Imagery and Software Analytical Services Revenue Grew to 88% of Total Revenue
Won Several Large Multi-Year Contracts with a Total Value up to $1.27 Billion
Company Raises Full Year 2022 Revenue Outlook

Herndon, VA – August 10, 2022 – BlackSky Technology Inc. (“BlackSky” or the “Company”) (NYSE: BKSY), announced results for the second quarter ended June 30, 2022.

Second Quarter Financial Highlights:
•Revenue of $15.1 million, up 105% from the prior year period
•Imagery & software analytical services revenue improves 161% over the prior year's quarter and to 88% of total revenues
•Net loss of $26.3 million
•Adjusted EBITDA (1) loss of $8.8 million
•Cash balance (2) at the end of June 2022 was $111.2 million
•Capital expenditures of $12.1 million

(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below and reconciliation table at the end of this release.
(2) Cash balance includes cash and cash equivalents, restricted cash, and short-term investments.

“Second quarter revenue hit an all-time high for the Company, more than doubling over the prior year period driven by strong customer engagement and demand for BlackSky’s dynamic hourly monitoring and on-demand satellite tasking capabilities,” said Brian E. O’Toole, BlackSky CEO. “In the second quarter, we won the Electro Optical Commercial Layer (EOCL) award with the National Reconnaissance Office with a total value up to $1.021 billion over the next 10 years. This win validates BlackSky’s technology and our ability to deliver vital information at scale, in support of the U.S. government’s real-time critical mission needs. We also won additional contracts with other government agencies totaling approximately an additional quarter billion dollars to provide space-based dynamic monitoring and analytic insights using our Company’s proprietary and proven Spectra AI software platform. And most recently, we entered into a major partnership with Esri, the industrial leader in geospatial intelligence software, to provide their global users for the first time, with on-demand satellite tasking services with imagery delivered directly into Esri’s ArcGIS Online platform. Now more than ever, our world needs real-time information, and BlackSky is the partner of choice to deliver it using the Company’s first-of-its-kind platform. With strong second quarter results and a growing sales pipeline, we look forward to continuing the momentum into the second half of 2022 and setting the stage for the Company’s next phase of growth.”

Financial Results
Revenues
Total revenue for the second quarter of 2022 was $15.1 million, up $7.7 million or 105% from the second quarter of 2021. Imagery and software analytical services revenue was $13.4 million, a 161% growth over the prior year period primarily driven by accelerated demand from the U.S. and international governments. The mix of revenue from imagery and software analytical services grew to approximately 88% of total revenues. Engineering and systems integration revenue contributed $1.8 million in the second quarter of 2022.

Cost of Revenue
Cost of sales as a percent of revenue was approximately 65% for the second quarter of 2022 compared to approximately 87% in the second quarter of 2021. This improvement was primarily driven by greater volumes of imagery and analytical services revenue which comprises of low fixed cost structure as a percent of revenue.

Operating Expenses
Operating expenses for the second quarter of 2022 were $27.0 million, which included $2.6 million of non-cash stock-based compensation expense, compared to operating expenses of $30.8 million in the second quarter of 2021, which included an $18.4 million satellite impairment loss and $0.3 million in non-cash stock-based compensation expense. Excluding the prior year’s impairment loss and stock-based compensation expense in both years, operating expenses increased from $12.1 million to $24.4 million year-over-year on a comparable basis. The increase was primarily due to higher depreciation expense from additional satellites placed into orbit in 2021, investments in sales, software, and engineering hires, and public company operating costs.

Operating Loss
Operating loss for the second quarter of 2022 was $21.7 million compared to an operating loss of $29.8 million in the second quarter of 2021. The year-over-year improvement in operating loss was primarily due to the one-time satellite impairment loss recognized in the prior year period and increased imagery and analytical services revenue in the second quarter of 2022, partially offset by higher operating expenses as stated above.

Adjusted EBITDA (1)
Adjusted EBITDA loss for the second quarter of 2022 was $8.8 million compared to an adjusted EBITDA loss of $7.6 million in the prior year period. The $1.2 million year-over-year decline was primarily due to increased revenue growth offset by investments in sales, software, and engineering hires and public company operating costs.

Balance Sheet & Capital Expenditures

As of June 30, 2022, cash and cash equivalents, restricting cash, and short-term investments totaled $111.2 million. Capital expenditures for the second quarter of 2022 were $12.1 million.

Recent Business Accomplishments
•Awarded the Electro Optical Commercial Layer (EOCL) contract with the National Reconnaissance Office (NRO), valued at up to $1.021 billion over the next 10 years, to provide advanced imaging services utilizing the Company’s current and future satellite constellation
•Won a five-year Indefinite Delivery Indefinite Quantity agreement with the Joint Artificial Intelligence Center (JAIC) to create and optimize data sets for the U.S. Department of Defense with a total value of $241 million
•Entered into a major partnership with Esri, the industry leader in geospatial intelligence software, to provide the first dynamic, on-demand satellite tasking services to Esri’s global ArcGIS Online customer base and over 350,000 organizations
•Won a $4.4 million contract with the Intelligence Advanced Research Projects Activity (IARPA) to support the second phase of the multi-year program for space-based dynamic monitoring

Other Updates
As previously announced on June 15, 2022, the Company promoted Henry Dubois to Chief Financial Officer. Mr. Dubois joined BlackSky as Chief Development Officer in August 2021 after having served as an advisor to the Company’s board since 2018. Mr. Dubois brings over 30 years of financial experience, including serving as an executive at two geospatial and commercial remote sensing companies.

2022 Outlook
Customer utilization and demand for BlackSky’s unique dynamic monitoring, on-demand satellite tasking, and analytic insights continue to be strong. Increased market demand, combined with several large multi-year contracts recently awarded to BlackSky, sets the stage for a robust second half of the year.

As a result of these opportunities, the Company has raised its full-year revenue expectations to between $62 and $66 million, representing an 88% year-over-year growth using the mid-point of the range. The Company continues to expect capital expenditures for the entire year of 2022 to be between $52 million and $56 million.

Investment Community Conference Call
BlackSky will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss BlackSky’s business, and answer questions. To access the live webcast or the archived webcast following completion of the call, please visit the Company’s investor relations website at http://ir.blacksky.com and then select “News & Events” for the link to the webcast. A presentation accompanying the webcast can also be found on the investor relations website. To access the conference call, participants should dial 1-877-589-7299 (domestic) or 1-201-689-8778 (international) at least ten minutes before the start of the call. To listen to a replay of the conference call, please dial 1-877-660-6853 or 1-201-612-7415 using access code 13731814. The audio replay will be available from approximately 12:30 PM ET on August 10, 2022, through August 24, 2022.

About BlackSky Technology Inc.
BlackSky is a leading provider of real-time geospatial intelligence. BlackSky delivers on-demand, high frequency imagery, monitoring and analytics of the most critical and strategic locations, economic assets and events in the world.

BlackSky designs, owns and operates one of the industry’s leading low earth orbit small satellite constellations, optimized to capture imagery cost-efficiently where and when our customers need it. BlackSky’s Spectra AI software platform processes data from BlackSky’s constellation and from other third-party sensors to develop the critical insights and analytics that our customers require.

BlackSky is relied upon by U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA, and is publicly traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on Twitter.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income or loss attributable to BlackSky before interest expense, income taxes, depreciation and amortization, as well as significant non-cash and/or non-recurring expenses as management believes these items are not as useful in evaluating the Company’s core operating performance. These items include, but are not limited to, realized loss on conversion of bridge notes, stock-based compensation expense, unrealized (gain)/loss on certain warrants/shares classified as derivatives, satellite impairment loss, (gain)/loss on debt extinguishment, (gain)/loss from discontinued operations, severance, loss/(gain) on equity method investment, transaction related legal settlements, and transaction costs associated with derivative liabilities.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the schedule herein and our SEC filings for a reconciliation of Adjusted EBITDA to Net Loss, the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability, and use of Adjusted EBITDA.

Forward-Looking Statements
Certain statements and other information included in this release constitute forward-looking statements under applicable securities laws. Words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate", "future", "opportunity", "will likely result", or "expect" and other words, terms, and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties, as well as other statements referring to or including forward-looking information included in this release.

Forward-looking statements are subject to various risks and uncertainties, which could cause actual results to differ materially from the anticipated results or expectations expressed in this release. As a result, although

BlackSky's management believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because BlackSky can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about BlackSky and its business included in BlackSky's disclosure materials filed from time to time with the U.S. Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or on BlackSky's Investor Relations website at ir.blacksky.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. BlackSky disclaims any intention or obligation to update or revise any forward-looking statements in this release as a result of new information or future events, except as may be required under applicable securities law.

Investor Contact
Aly Bonilla
abonilla@blacksky.com
571-591-2864

Media Contact
Pauly Cabellon
pcabellon@blacksky.com
571-591-2865

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Imagery & software analytical services	$13,350	$5,118	$23,122	$11,116
Engineering & systems integration	1,752	2,247	5,876	3,543
Total revenue	15,102	7,365	28,998	14,659
Imagery & software analytical service costs, excluding depreciation and amortization	5,350	4,171	11,257	8,550
Engineering & systems integration costs, excluding depreciation and amortization	4,436	2,237	9,484	3,367
Selling, general and administrative	17,739	8,827	40,275	17,305
Research and development	106	—	252	28
Depreciation and amortization	9,177	3,537	16,568	6,301
Satellite impairment loss	—	18,407	—	18,407
Operating loss	(21,706)	(29,814)	(48,838)	(39,299)
(Loss) gain on derivatives	(4,646)	(967)	3,494	(14,975)
Income on equity method investment	1,213	767	1,470	963
Interest income	178	—	178	—
Interest expense	(1,275)	(1,270)	(2,530)	(2,438)
Other expense, net	(42)	(3,279)	(40)	(147,370)
Loss before income taxes	(26,278)	(34,563)	(46,266)	(203,119)
Income tax (expense) benefit	—	—	—	—
Loss from continuing operations	(26,278)	(34,563)	(46,266)	(203,119)
Discontinued operations:
Loss from discontinued operations (including loss from disposal of Spaceflight Inc. of $0, $1,022, $0, and $1,022 for the three and six months ended June 30, 2022 and 2021, respectively)	—	(1,022)	—	(1,022)
Income tax (expense) benefit	—	—	—	—
Loss from discontinued operations, net of income taxes	—	(1,022)	—	(1,022)
Net loss	(26,278)	(35,585)	(46,266)	(204,141)
Other comprehensive loss	—	(1,930)	—	(541)
Total comprehensive loss	$(26,278)	$(37,515)	$(46,266)	$(204,682)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(0.22)	$(0.61)	$(0.40)	$(3.87)
Loss from discontinued operations, net of income taxes	—	(0.02)	—	(0.02)
Net loss per share of common stock	$(0.22)	$(0.63)	$(0.40)	$(3.89)

Weighted average common shares outstanding - basic and diluted	118,112	56,704	116,803	52,434

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par value)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$64,827	$165,586
Restricted cash	2,518	2,518
Short-term investments	43,833	—
Accounts receivable, net of allowance of $0 and $39, respectively	3,417	2,629
Prepaid expenses and other current assets	4,275	6,264
Contract assets	5,502	1,678
Total current assets	124,372	178,675
Property and equipment - net	83,899	70,551
Goodwill	9,393	9,393
Investment in equity method investees	5,159	4,002
Intangible assets - net	2,199	2,480
Satellite procurement work in process	35,761	40,102
Other assets	346	560
Total assets	$261,129	$305,763
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$13,877	$10,837
Amounts payable to equity method investees	1,537	5,613
Contract liabilities - current	4,931	11,266
Other current liabilities	2,835	2,819
Total current liabilities	23,180	30,535
Liability for estimated contract losses	3,384	6,054
Long-term contract liabilities	—	568
Derivative liabilities	13,431	16,925
Long-term debt - net of current portion	72,425	71,408
Other liabilities	5,162	653
Total liabilities	117,582	126,143
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.0001 par value-authorized, 300,000 shares; issued, 120,926 and 117,160 shares; outstanding, 118,453 shares and 114,452 shares as of June 30, 2022 and December 31, 2021, respectively.	12	11
Additional paid-in capital	660,710	650,518
Accumulated deficit	(517,175)	(470,909)
Total stockholders’ equity	143,547	179,620
Total liabilities and stockholders’ equity	$261,129	$305,763

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(46,266)	$(204,141)
Loss from discontinued operations, net of income taxes	—	(1,022)
Loss from continuing operations	(46,266)	(203,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	16,568	6,301
Bad debt expense	(1)	4
Stock-based compensation expense	13,226	772
Loss on issuance of 2021 convertible Bridge Notes	—	96,476
Loss on issuance of 2021 convertible Bridge Notes Rights Offering	—	3,193
Issuance costs for derivative liabilities and debt carried at fair value	—	47,718
Amortization of debt discount and issuance costs	1,018	823
Gain on equity method investment	(1,470)	(963)
Loss on disposal of property and equipment	—	24
(Gain) loss on derivatives	(3,494)	14,975
Satellite impairment loss	—	18,407
Other, net	16	—
Changes in operating assets and liabilities:
Accounts receivable	(787)	(1,293)
Contract assets	(3,824)	1,151
Prepaid expenses and other current assets	1,914	(405)
Other assets	(30)	(150)
Accounts payable and accrued liabilities	389	(2,604)
Other current liabilities	16	(2,067)
Contract liabilities - current and long-term	(6,903)	(952)
Liability for estimated contract losses	(2,670)	(1,047)
Other liabilities	4,509	1,644
Net cash used in operating activities	(27,789)	(21,112)
Cash flows from investing activities:
Purchase of property and equipment	(5,289)	(207)
Satellite procurement work in process	(20,208)	(11,205)
Purchase of short-term investments	(43,774)	—
Purchase of domain name	—	(7)
Proceeds from equity method investment	313	—
Net cash used in investing activities	(68,958)	(11,419)
Cash flows from financing activities:
Proceeds from issuance of debt	—	58,573
Proceeds from options exercised	25	7
Proceeds from warrants exercised	—	120
Debt payments	—	(750)
Payments for deferred offering costs	—	(3,487)
Payments for debt issuance costs	—	(646)
Withholding tax payments on vesting of restricted stock units	(4,037)	—
Net cash (used in) provided by financing activities	(4,012)	53,817
Net (decrease) increase in cash, cash equivalents, and restricted cash	(100,759)	21,286
Cash, cash equivalents, and restricted cash – beginning of year	168,104	10,573
Cash, cash equivalents, and restricted cash – end of period	$67,345	$31,859

BLACKSKY TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(26,278)	$(35,585)	$(46,266)	$(204,141)
Interest income	(178)	—	(178)	—
Interest expense	1,275	1,270	2,530	2,438
Depreciation and amortization	9,177	3,537	16,568	6,301
Loss on issuance of Bridge Notes, including debt issuance costs expensed for debt carried at fair value	—	3,288	—	147,387
Stock-based compensation expense	2,986	264	13,226	772
Loss (gain) on derivatives	4,646	967	(3,494)	14,975
Satellite impairment loss	—	18,407	—	18,407
Loss from discontinued operations, net of income taxes	—	1,022	—	1,022
Severance	705	—	705	—
Income on equity method investment	(1,213)	(767)	(1,470)	(963)
Forgiveness of non-trade receivable	75	—	75	—
Adjusted EBITDA	$(8,805)	$(7,597)	$(18,304)	$(13,802)